EXHIBIT 10(e)












                      NORTHROP SUPPLEMENTAL PLAN 2

                       EFFECTIVE DECEMBER 1, 1993
                            TABLE OF CONTENTS



Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . 1

General Provisions . . . . . . . . . . . . . . . . . . . . . . 2

Lump Sum Election. . . . . . . . . . . . . . . . . . . . . . . 6

Northrop Supplemental Retirement Income Program For
Senior Executives. . . . . . . . . . . . . . . . . . . . . . .10

ERISA Supplemental Program 2 . . . . . . . . . . . . . . . . .15
                                ARTICLE I

                               Definitions

For purposes of the Plan, the following terms, when capitalized, will have the following meanings:

1.01 "Board of Directors" means the Board of Directors of the Company.

1.02 "Code" means the Internal Revenue Code of 1986, as amended.

1.03    "Company" means Northrop Corporation.

1.04    "ERISA" means the Employee Retirement Income
        Security Act of 1974, as amended.

1.05 "Participant" means any employee of the Company who is eligible for benefits under a particular
        Program and has not received full payment under the Program.

1.06    "Plan" means this plan, the Northrop Supplemental
        Plan 2.

1.07 "Program" means one of the eligibility and benefit structures described in the Appendices.

                               ARTICLE II

                           General Provisions

2.01 In General. The Plan contains a number of different benefit Programs which are set forth in the Appendices. The Appendices describe the eligibility conditions and the amount of benefits payable under the Programs.

2.02 Forms and Times of Benefit Payments. Unless particular rules regarding the form and timing of benefit payments are set forth in a Program, the Company will determine the form and timing of benefit payments in its sole discretion, except where a lump sum election under Article III is applicable.

        For payments made to supplement those of a particular tax-qualified retirement or savings plan, the Company will only select among the options available under that plan, using the same actuarial adjustments used in that plan.

In the case of a married Participant, payments will be made in the form of a 50% joint and survivor annuity with the Participant's spouse as survivor beneficiary, unless the Participant's spouse consents to some other form of payment.

Whenever the present value of the amount payable under the Plan does not exceed $10,000, it will be paid in the form of a single lump sum as of the first of the month following termination of employment. The lump sum will be calculated using the factors and methodology described in Section
3.06 below.

2.03 Beneficiaries and Spouses. If the Company selects a form of payment which includes a survivor benefit, the Participant may make a beneficiary designation, which may be changed at any time prior to commencement of benefits. A beneficiary designation must be in writing and will be effective only when received by the Company.

        If a Participant is married on the date his or her benefits are scheduled to commence, his or her beneficiary will be his or her spouse unless some other beneficiary is named with spousal consent.
        Spousal consent, to be effective, must be submitted in writing before benefits commence and must be witnessed by a Plan representative or notary public. No spousal consent is necessary if the Company determines that there is no spouse or that the spouse cannot be found.

        With respect to Programs designed to supplement tax-qualified retirement or savings plans, the Participant's spouse will be the spouse as determined under the underlying tax-qualified plan. Otherwise, the Participant's spouse will be determined by the Company in its sole discretion.

2.04 Amendment and Plan Termination. The Company may, in its sole discretion, through action of the Board of Directors or its delegate, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part.

(a) Except as provided in (f), no amendment, suspension or termination of the Plan may, without the consent of a Participant, affect the Participant's right or the right of the surviving spouse to receive benefits in accordance with this Plan as in effect on the date the employee becomes a Participant.

(b)   The Participant's rights to benefits
      following any amendment which are preserved by (a) will be determined as if he or she terminated employment immediately prior to the adoption of the amendment (or its effective date, if later). The determination in the preceding sentence will be based on the relevant factors at that time, such as the Participant's compensation history, service credits and Code limitations on benefits.

(c) However, the determination in (b) will be adjusted to take into account any post-amendment increases in benefits provided by the Company's tax-qualified retirement and savings plans, to the extent such benefits are also a factor in the benefits due under this Plan.

Example: Assume an amendment eliminates all future benefits under a particular Program.
Assume that the Program provides a level of benefits reduced by benefits paid under a tax-qualified plan. Assume further that as of the date of the amendment, a Participant's level of benefits under the Program is $150/month less a tax-qualified plan benefit of $100/month, leaving the Participant a net benefit of $50. Under paragraph (b), the Participant's right to that $50 would be preserved.

However, assume that later the Participant's tax-qualified plan benefit increases to
$130/month. Under the provisions of this paragraph (c), for future months, the Participant would only be entitled to $20 under this Plan.

(d) In addition, the determination in (b) will also be adjusted to take into account post-amendment decreases in a Participant's compensation, to the extent relevant to the pre-amendment Plan benefits.

(e) The rights of surviving spouses claiming benefits under the Plan with respect to a Participant will be preserved and limited in the same fashion as a Participant's benefits.

(f) The Company may, in its sole discretion, through action of the Board of Directors or its delegate, amend or eliminate any of the provisions of the Plan with respect to lump sum distributions at any time, including the calculation factors of Section 3.06. This applies whether or not a Participant has already made a lump sum election.

2.05 Not an Employment Agreement. Nothing contained in this Plan gives any Participant the right to be retained in the service of the Company, nor does it interfere with the right of the Company to discharge or otherwise deal with Participants without regard to the existence of this Plan.

2.06 Assignment of Benefits. A Participant, surviving spouse or beneficiary may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, sell, transfer, pledge or encumber any benefits to which he or she is or may become entitled under the Plan, nor may Plan benefits be subject to attachment or garnishment by any of their creditors or to legal process.

2.07 Nonduplication of Benefits. This Section applies if, despite Section 2.06, with respect to any Participant (or his or her beneficiaries), the Company is required to make payments under this Plan to a person or entity other than the payees described in the Plan. In such a case, any amounts due the Participant (or his or her beneficiaries) under this Plan will be reduced by the actuarial value of the payments required to be made to such other person or entity. Actuarial value will be determined using the factors and methodology described in Section 3.06 below.

2.08 Funding. Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future. The Company may, but need not, fund benefits under the Plan through a trust. If it does so, any trust created by the Company and any assets held by the trust to assist it in meeting its obligations under the plan will conform to the terms of the model trust, as described in Internal Revenue Service Revenue
        Procedure 92-64, but only to the extent required by Internal Revenue Service Revenue Procedure 92-
        65. It is the intention of the Company and Participants that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

2.09 Construction. The Company shall have full discretionary authority to determine eligibility and to construe and interpret the terms of the Plan, including the power to remedy possible ambiguities, inconsistencies or omissions.

2.10 Governing Law. This Plan shall be governed by the law of the State of California, except to the extent superseded by federal law.

2.11 Plan Representatives. Those authorized to act as Plan representatives will be designated in writing by the Board of Directors or its delegate.

2.12 Number. The singular, where appearing in this Plan, will be deemed to include the plural, unless the context clearly indicates the contrary.

                               ARTICLE III

                            Lump Sum Election


3.01 In General. This Article sets forth the rules under which Participants may elect to receive their benefits in a lump sum. This Article does not apply to active employees (Section 3.04) in cases where benefits do not exceed $10,000 and so are automatically payable in lump sum form under
        Section 2.02.

        This Article will not be applicable if a particular Program so provides.

3.02 Retirees Election. Participants and Participants' beneficiaries already receiving monthly benefits under the Plan at its inception will be given a one-time opportunity to elect a lump sum payout of future benefit payments. The election must be made within a 45-day period determined by the Company.
        Within its discretion, the Company may delay the commencement of the 45-day period in instances where the Company is unable to timely communicate with a particular payee.

The determination as to whether a payee is already receiving monthly benefits will be made at the beginning of the 45-day period.

Elections to receive a lump sum must be made in writing and must include spousal consent if the payee (whether the Participant or beneficiary) is married. Elections and spousal consent must be witnessed by a Plan representative or a notary public.

An election (with spousal consent, where required) to receive the lump sum made at any time during the 45-day period will be irrevocable. If no proper election has been made by the end of the 45-day period, payments will continue unchanged in the monthly form that had previously been applicable.

3.03 Retirees Lump Sum. If a retired Participant makes a proper election under Section 3.02 within the 45-day period, monthly payments will continue in the previously applicable form for 12 months. As of the first of the 13th month, the present value of the remaining benefit payments will be paid to the Participant (or survivor, as appropriate) in a single lump sum.

3.04 Actives Election. Participants who are still employed by the Company may elect to have their benefits paid in the form of a single lump sum under this Section. Such an election may be made at any time during the 60-day period prior to termination of employment and covers both--

(a) Benefits payable to the Participant during his or her lifetime, and

(b) Survivor benefits (if any) payable to the Participant's beneficiary, including preretirement death benefits (if any) payable to the Participant's spouse.

An election, once made, cannot be revoked.

Elections to receive a lump sum must be made in writing and must include spousal consent if the payee is married. Elections and spousal consent must be witnessed by a Plan representative or a notary public.

3.05 Actives Lump Sum. If a Participant terminates employment with a proper lump sum election in effect under Section 3.04, the lump sum will be payable as of the first of the month following the later of termination of employment or 12 months after the lump sum election.

However, if the Participant dies prior to commencement of benefits, and the Participant is survived by a spouse who is entitled to a preretirement surviving spouse benefit, the lump sum will be payable as of the first of the month following the date of the Participant's death.

If the lump sum is not immediately payable after retirement in accordance with the first paragraph of this Section, monthly benefit payments will commence the first of the month following termination of employment. Payments will be made:

(a) in the case of a Participant who is not married on the date benefits are scheduled to commence, based on a straight life annuity for the Participant's life, or

(b) in the case of a Participant who is
married on the date benefits are scheduled to commence, based on a joint and survivor annuity form with the Participant's spouse as the survivor annuitant and with the survivor benefit equal to 50% of the Participant's benefit, determined by using the contingent annuitant option factors used to convert straight life annuities to 50% joint and survivor annuities under the Northrop
Retirement Plan.

3.06 Calculation of Lump Sum. The factors to be used in calculating the lump sum are as follows:

Interest: Whichever of the following two rates that produces the smaller lump sum:

(1)   the discount rate used by the
      Company for the interest assumption
      used by the Company for purposes of
      Statement of Financial Accounting
      Standards No. 87 of the Financial
      Accounting Standards Board as
      disclosed in the Company's annual
      report to shareholders for the year
      end immediately preceding the date
      of distribution, or

(2)   the PBGC interest rate (or rates)
      that would be used to calculate a
      lump sum value for the benefit
      under the Northrop Retirement Plan
      (taking into account the
      differential for lump sums over
      $25,000).

Mortality: 1983 Group Annuity Mortality
table.

Increase in Section 415 Limit: 4% per year.

Age: Age rounded to the nearest month at the time the lump sum payment is due.

Variable Unit Values: Variable Unit Values are presumed not to increase for future periods after the date the lump sum is payable.

The annuity to be converted to a lump sum will be the remaining annuity currently payable to the Participant or his or her beneficiary at the time the lump sum is due.

For example, assume a Participant is
receiving benefit payments in the form of a 50% joint and survivor annuity.

If the Participant and the survivor annuitant are both still alive at the time the lump sum payment is due, the present value calculation will be based on the remaining benefits to be paid to both the Participant and the survivor.

If only the survivor is alive, the
calculation will be based solely on the
remaining 50% survivor benefits to be paid to the survivor.

If only the Participant is alive, the
calculation will be based solely on the
remaining benefits to be paid to the
Participant.

In the case of a Participant who dies prior to commencement of benefits so that only a preretirement surviving spouse benefit (if any) is payable, the lump sum will be based solely on the value of the preretirement surviving spouse benefit.

No lump sum payment will be made if:

The Participant is receiving monthly benefit payments in a form that does not provide for survivor benefits and the Participant dies before the time the lump sum payment is due.

The Participant is receiving monthly benefit payments in a form that does provide for survivor benefits but the Participant and the beneficiary both die before the time the lump sum payment is due.

3.07 Spousal consent. Spousal consent, as required for elections as described above, need not be obtained if the Company determines that there is no spouse or the spouse cannot be located.

A Participant will be considered married for purposes of the spousal consent requirement if he or she is married on the date of his or her election.

                               APPENDIX A

       Northrop Supplemental Retirement Income Program For Senior
                               Executives


A.01 Purpose. The purpose of this Program is to provide minimum pension and death benefits to senior executives participating in the Northrop
        Retirement Plan ("Retirement Plan") who have only had a short period of service with the Company prior to retirement.

A.02    Eligibility. Officers of the Company may become
        Participants under this Program only if they are designated as such by the Board of Directors.

A.03 Retirement Benefit. Upon voluntary or involuntary termination of employment with the Company (other than by death), at or after age 55 and with 10 or more years of Vesting Service, a Participant will be entitled to the benefit described in Section
        A.04.

A.04 Amount of Retirement Benefit. A Participant entitled to a benefit under Section A.03 will receive a benefit equal in value to the excess of
        (a) over (b) as follows:

(a)   is the greater of

(1)   the value of the Participant's
      retirement income under the Retirement
      Plan, computed without regard to the
      limitations on benefits and the cap on
      counted compensation imposed by Code
      sections 415 and 401(a)(17), or

(2)   the value of a life annuity with annual
      payments equal to the Participant's
      Final Average Salary (as defined by the
      Retirement Plan) in effect on the date
      of his or her termination multiplied by
      the appropriate percentage shown in the
      following schedule:

                                         Percentage of Final Average
       Age at Termination Date*          Salary at Termination Date**

                 55                                 30%
                 56                                 34%
                 57                                 38%
                 58                                 42%
                 59                                 46%
                 60                                 50%
                 61                                 52%
                 62                                 54%
                 63                                 56%
                 64                                 58%
        65 and over                                 60%


(b) is the value of the Participant's retirement income under the Retirement Plan, computed as of his or her termination of employment.








________________________

*Calculated to years and completed months on the Termination Date.

**The applicable percentage shall be straight line interpolation depending on the Participant's age on his termination date. The percentage thus determined shall be rounded to the nearest hundredth. For example, if a Participant terminates when he is 55 years and 8 months old, the applicable percentage is 30.00% + 2.67% =
32.67%.

A.05 Post-55 Preretirement Surviving Spouse Benefit. If a Participant dies--

(a)   after age 55;

(b)   while credited with 10 or more years of
      Vesting Service;

(c)   while still in the employ of the Company; and

(d) his or her spouse is entitled to a survivor annuity under the Retirement Plan,

then the Participant's spouse will be entitled to the benefit under Section A.06.

A.06    Amount of Post-55 Spouse's Benefit. The
        Participant's surviving spouse shall be entitled to receive a benefit equal to the sum of (a) and
        (b), with such sum then reduced by (c) where:

(a) is the amount of retirement income that the Participant would have received under the 100% Contingent Annuitant Option under the
      Retirement Plan had the Participant retired on the date of death,

(b) is the amount of the benefit under the Plan after the offset of the Retirement Plan benefit the Participant would have received if he or she had retired on the date of his death with said 100% Contingent Annuitant
      Option in effect, and

(c) is the value of the annuity benefit payable to the surviving spouse under the Retirement
      Plan (even if the annuity is commuted to a lump sum).

A.07 Payment of Post-55 Spouse's Benefit. The spouse's benefit described in Section A.06 will be payable commencing the first day of the month next following the Participant's date of death and shall terminate on the date of death of the surviving spouse.

A.08 Pre-55 Preretirement Surviving Spouse Benefit. If a Participant dies--

(a)   before age 55;

(b)   while credited with 10 or more years of
      Vesting Service; and

(c)   while still in the employ of the Company,

then the Participant's spouse will be entitled to the benefit under Section A.09.

A.09    Amount of Pre-55 Spouse's Benefit. The
        Participant's surviving spouse shall be entitled to receive a benefit equal to the benefit standing to the credit of the Participant under the Retirement Plan as of the date of his or her death, actuarially reduced in accordance with the factors in the following table:

       Age of Participant                         Factor to be Applied
        at Date of Death*                        to the Earned Benefit**

              55                                          .431
              54                                          .399
              53                                          .370
              52                                          .343
              51                                          .319
              50                                          .297
              49                                          .276
              48                                          .257
              47                                          .240
              46                                          .223
              45                                          .208


Any extension of the above table below age 45 shall be based on the following assumptions (i)
Mortality - 1971 Towers, Perrin, Forster & Crosby
Forecast Mortality Table, and (ii) Interest - 6% compounded annually.










_________________

*Calculated to years and completed months on date of death.
**The applicable factor shall be determined by straight line interpolation depending on Participant's age at date of death.


A.10 Payment of Pre-55 Spouse's Benefit. The spouse's benefit described in Section A.09 will be payable commencing the first day of the month next following the Participant's date of death and will terminate on the date of death of the surviving spouse.

A.11    Waiver of Requirements. The President of the
        Company or its Chief Executive Officer may, in his or her discretion,

(a)   waive the requirement of 10 years of Vesting
      Service in any one or all of Sections A.03, A.05, and A.08, and

(b)   with respect to Section A.05, waive the
      requirement that the Participant's spouse be entitled to a survivor annuity under the Retirement Plan only by virtue of the fact that such Participant has not yet accumulated sufficient years of Vesting Service as of the date of death.

This waiver authority includes the authority to have benefits under the Program pro rated based on Vesting Service for Participants receiving a waiver (e.g., benefits under the Program will be multiplied by an amount equal to the Participant's years of Vesting Service divided by 10). Any waiver will specify whether or not the pro rating of benefits will be applicable.

A.12 Effective Date. This Program first became effective on July 18, 1973 and will be effective as to each Participant on the date the Board of Directors takes the action designating him or her as a Participant under this Program.

A.13    Vesting Service. For purposes of this Program,
        Vesting Service will be determined under the Retirement Plan.

                               APPENDIX B

                      ERISA Supplemental Program 2

B.01 Purpose. The purpose of this Program is simply to restore to employees of the Company the benefits they lose under the Northrop Retirement Plan and the Retirement Plan of Northrop Corporation,
        Electronic Systems Division - Rolling Meadows Site
        ("the Pension Plans") as a result of the compensation limit in Code section 401(a)(17)
        ("section 401(a)(17)"), or any successor provision.

B.02 Eligibility. An employee of the Company is eligible to receive a benefit under this Program if he or she:

(a)   retires on or after January 1, 1989;

(b)   has vested in benefits under one or both
      Pension Plans which are reduced because of the application of section 401(a)(17); and

(c) is not eligible to receive a benefit under the Northrop Corporation Supplemental
      Retirement Income Program for Senior
      Executives.

B.03 Amount of Benefit. The benefit payable under this Program with respect to a Participant who commences benefits during his or her lifetime will equal the retirement benefit, if any, which would have been payable to the Participant under the terms of a Pension Plan, but for the restrictions of Code sections 401(a)(17) and 415 ("section
        415"), or any successor section.

        The benefit payable under this Program will be reduced by the combined amounts of Pension Plan
        Benefits and the Northrop Corporation ERISA
        Supplemental Plan 1 benefits attributable to the applicable Pension Plan.

        Benefits under this Program will only be paid to supplement benefit payments actually made from a Pension Plan. If benefits are not payable under a Pension Plan because the Participant has failed to vest or for any other reason, no payments will be made under this Program with respect to such Pension Plan.


B.04    Preretirement Surviving Spouse Benefit.
        Preretirement surviving spouse benefits will be payable under this Program on behalf of a Participant if such Participant's surviving spouse is eligible for benefits payable from a Pension
        Plan. The benefit payable will be the amount which would have been payable under the Pension Plan but for the restrictions of section 401(a)(17) and section 415.

The benefit payable under this Program will be reduced by the combined amounts of the Pension
Plan Benefits and the Northrop Corporation ERISA
Supplemental Plan 1 benefits attributable to the applicable Pension Plan.

No benefit will be payable under this Program with respect to a spouse after the death of that spouse.

B.05 Plan Termination. No further benefits may be earned under this Program with respect to a particular Pension Plan after the termination of such Pension Plan.

B.06    Pension Plan Benefits. For purposes of this
        Appendix, the term Pension Plan Benefits generally means the benefits actually payable to a Participant, spouse, beneficiary or contingent annuitant under a Pension Plan. However, this Program is only intended to remedy pension reductions caused by the operation of section
        401(a)(17) and not reductions caused for any other reason. In those instances where pension benefits are reduced for some other reason, the term
        Pension Plan Benefits shall be deemed to mean the benefits that actually would have been payable but for such other reason.

Examples of such other reasons include, but are not limited to, the following:

(a) A reduction in pension benefits as a result of a distress termination (as described in ERISA Section 4041(c) or any comparable successor provision of law) of a Pension
      Plan. In such a case, the Pension Plan
      Benefits will be deemed to refer to the
      payments that would have been made from the Pension Plan had it terminated on a fully funded basis as a standard termination (as described in ERISA Section 4041(b) or any comparable successor provision of law).

(b) A reduction of accrued benefits as permitted under section 412(c)(8) of the Internal
      Revenue Code of 1986, as amended, or any comparable successor provision of law.

(c) A reduction of pension benefits as a result of payment of all or a portion of a Participant's benefits to a third party on behalf of or with respect to a Participant.